EX-35.5
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Annual Statement of Compliance
GS Mortgage Securities Trust 2013-GC13

VIA EMAIL

To Addresses on Exhibit A:

Re: GS Mortgage Securities Trust 2013-GC13, Commercial Mortgage Pass-Through Certificates, Series 2013-GC13 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2013 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as depositor, U.S. Bank National Association, as trustee and certificate administrator, Trimont Real Estate Advisors, Inc., as operating advisor, Wells Fargo Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer.

I, Nancie J. Arvin, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, hereby certify that:

(1) A review of the activities of the Certificate Administrator during the year ending December 31, 2013 (the "Reporting Period") and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout the Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.


Date: March 14, 2014


U.S. Bank National Association, as Certificate Administrator


By: /s/ Nancie J. Arvin
        Nancie J. Arvin
        Senior Vice President


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Exhibit A

GS Mortgage Securities Corporation II
200 West Street
New York, New York  10282-2198
Attention: Leah Nivison

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: CMBS-GS 2013-GCJ14